MARKETING AND PUBLICITY AGREEMENT

This Agreement made the 1st day of December, 2003.

BETWEEN:

Pacific Alliance Ventures Ltd.

Suite 1000, 409 Granville Street

Vancouver, B.C., V6C 1T2

(the "Publisher")

AND:

Libreville Corp.

1220 Rosecrans Street, #139

San Diego, CA  92106

(the "Company")

WHEREAS:

A.

The Publisher is a company in the business of offering marketing, publishing, publicity and advertising services.

B.

The Company wishes to engage the marketing services offered by the Publisher to implement a wide-ranging marketing and publicity awareness program.

WHEREFORE in consideration of the mutual covenants contained herein the parties agree as follows:

SERVICES

1.

The Publisher agrees to provide the following marketing services (together, the “Marketing Services”):

A.

cause to be prepared a reprint of a 3rd party editorial of the Company’s choosing and distribute the same to 250,000 US residents via US Mail.  This package contains all or most of the following: a 24-page full color magalog that includes a feature report, a subscription publication offer, a response form and business-reply envelope, delivery and mail drop and subscription services fulfillment;

2.

Prior to dissemination, the Marketing Services prepared by the Publisher will be forwarded to the Company for approval such approval not unreasonably withheld.  The Company will act diligently and promptly in reviewing materials submitted to it by the Publisher to enhance timely distribution of the materials, and will inform the Publisher of any inaccuracies contained therein prior to any projected publication date.  No material will be distributed without such prior approval by the Company.

3.

The Publisher retains complete discretion to refuse to disseminate any material under this Agreement such discretion not to be unreasonably exercised.

4.

The Company acknowledges that the Publisher will rely on information supplied by the Company and warrants that all such information provided will be true, accurate, timely, complete and not misleading, in all respects.  The Company further acknowledges that it will provide only publicly disclosed information to the Publisher and that the Publisher is not in any way party to a privileged relationship with the Company.

5.

The Company represents that all information it provides is true, accurate, timely, complete and not misleading, in all respects.  The Publisher does not warrant or guarantee the accuracy of any information used in the marketing products produced or disseminated under this Agreement.  The Publisher shall not be liable for inaccuracies in any information provided to it by the Company or any other sources upon which the Publisher reasonably relies and from whom the information is obtained.

PAYMENT

6.

The Company agrees to pay the Publisher US$237,500 (two hundred thirty-seven thousand five hundred US dollars) for the Marketing Services according to the following schedule:

A.

Payment of one hundred thousand dollars (US$100,000) is due on or before December 8, 2003;

B.

Payment of one hundred thirty-seven thousand five hundred dollars (US$137,500) is due on or before December 19, 2003.

7.

All payments in paragraph (6.) are nonrefundable.

PROGRESS SCHEDULE

8.

All progress events are subject to an overriding requirement that the payment schedule referred to in “PAYMENT,” above, is adhered to.

9.

A.

the Publisher will deliver for the Company’s approval a text-only draft version of the main report within 5 days of receipt of the payment referred to in (6.A), above

B.

the Publisher will deliver for the Company’s approval a fully designed, print-ready version of the main report within 7 days of receipt of the payment referred to in (6.B), above.

C.

The Publisher will deliver to the United States Post Office 250,000 copies of the marketing report within 14 days of receipt of the final payment referred to in (6.B), above.

DISCLAIMER BY THE PUBLISHER

10.

The Publisher may be the preparer or distributor of certain advertising materials; however, the Publisher makes no representation to the Company that its services will result in any tangible enhancement of the Company's products, value, services, or recognition.  The Marketing Services will carry all appropriate disclaimers.   The Company will inform the Publisher of any States to which the mailings cannot be directed for any reason.

OWNERSHIP OF MATERIALS

11.

Subject to Paragraph 8, all right, title and interest in and to the marketing materials to be produced by the Publisher in connection with this Agreement and other services to be rendered under this Agreement shall be and remain the sole and exclusive property of the Company.

12.

It is expressly understood and agreed that at no time will the Company have access to or a copy of any mailing lists owned or used by the Publisher.  “Mailing lists” include street addresses, e-mail addresses, fax numbers, telephone numbers or any other identifying or marketing information used by the Publisher in connection with this Agreement.  The Company will obtain and retain that information it gathers directly from those persons who might respond to the marketing materials.

MISCELLANEOUS

13.

Liability.  If the Publisher fails to perform its services hereunder, its entire liability to the Company shall not exceed the lesser of (a) the amount of cash compensation the Publisher has received from the Company, reduced by all third-party payments paid or costs incurred by the Publisher in execution of this agreement or, (b) the actual damage to the Company as a result of such non-performance.  IN NO EVENT WILL THE PUBLISHER BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM AGAINST THE COMPANY BY ANY PERSON OR ENTITY ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT.

14.

Confidentiality.  The Publisher accepts information solely on the understanding that all information is publicly available.  Notwithstanding the foregoing, the Publisher shall not be liable for any inadvertent revelation of confidential information, it being recognized and understood that in the performance of this Agreement and upon completion of this Agreement, many persons will have access to information.

15.

Exclusivity.  For a period of three years following the date of this agreement, the Company and all it’s directly employed or related marketing and investor relations associates that are participating towards the fulfillment of this agreement, are prohibited from engaging sub-contractors of the Publisher for similar Marketing Services.

16.

Notices.  All notices hereunder shall be in writing and addressed to the party at the addresses set forth above, and shall be given by personal delivery, by certified mail (return receipt requested), Express Mail or by national overnight courier.  Notices will be deemed given upon the earlier of actual receipt of three (3) business days after being mailed or delivered to such courier service.

17.

Failure to Pay.  In the even that the Company fails to pay all or some of the required payments as so noted in “Payment,” then within 15 days of written notice from the Publisher, the Company agrees to pay a contract break-up fee of not less than 30% of the gross value of this agreement; to waive the Publisher of any and all responsibilities to provide its services as described under this agreement; and, to waive any and all claims or actions of any kind against the Publisher and its employees, consultants, directors and officers.

18.

A.

Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of Nevada.

B.

Currency.  References to dollars shall be deemed to be United States Dollars unless otherwise specified.

C.

Multiple Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.  It shall not be necessary that each party executes each counterpart, or that any one counterpart be executed by more than one party, so long as each party executes at least one counterpart.

D.

Severability.  If any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, such provision, to the extent invalid, illegal or unenforceable, and provided that such provision is not essential to the transaction provided for by this Agreement, shall not affect any other provision hereof, and this Agreement shall be construed as if such provision had never been contained herein.

E.

Arbitration.  Any and all disputes arising under or related to this Agreement shall be submitted first to mediation, then to binding arbitration within the state of Nevada, in accordance with the rules and regulations then in effect. Any award may be entered by either party as a judgement or decree in any court of competent jurisdiction and enforced accordingly.  The parties shall share equally any arbitration fees incurred by either party in connection with any dispute. Any such arbitration shall take place in Reno, Nevada, and shall be governed by Nevada law.

F.

Successors and Assigns.  This Agreement, and all the covenants, terms and provisions contained herein, shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns, except that nothing herein shall be deemed to authorize the Publisher to assign this Agreement other than to an entity owned or controlled by the present owners of the Publisher.

G.

Related Parties.  Officers, directors, employees, consultants or other parties related to the Publisher are indemnified by the Company for any and all actions taken as a result of this agreement.  All such parties related to the Publisher are also agreed to be acting solely in their respective capacity for the Publisher and are not the beneficiaries of any non-publicly disclosed information nor in a privileged relationship with the Company.

Executed as a sealed instrument as of December 1, 2003.

Pacific Alliance Ventures Ltd.

Per:

/s/Gerald R. Tuskey

Authorized Signatory

Libreville Corp.

Per:

/s/Leonard MacMillan

Authorized Signatory